FOR IMMEDIATE RELEASE November 25, 2008

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WEBSITE: www.AngioGenex.com Phone: (212) 874-6608
Cell: (646) 642 0701
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AngioGenex Reviews 2008 Achievements and Sets Goals for 2009

NEW YORK, N.Y. — November 25, 2008:  AngioGenex Inc. (OTC BB:AGGX.OB) is a New York-based biotechnology company that leads in targeting Id genes and proteins for the discovery and development of anti-angiogenic drugs to treat cancer. Today the Company announced achievement of its 2008 objectives and its key business goals for 2009.

AngioGenex accomplished a number of important milestones that it set for itself in 2008. In the Research and Development area, the Company completed key pilot studies on novel anti-angiogenic drugs and filed US and foreign patent applications for these agents. A major goal of 2008 was to complete in vivo studies of its lead small molecule drug candidate (AGX51) that would establish the ability of the agent to reduce angiogenesis and to block the growth and  metastasis of tumors. According to Dr. Garland, “the data from those studies clearly met this goal and AGX51 has the potential of being the first orally active anti-angiogenic drug that acts by a mechanism not associated with VEGF, the target of Avastin®, Genentech’s blockbuster anti-cancer drug.”  Moreover, the results demonstrated that mice tolerate AGX51 without any apparent side effects.

In the corporate area, Dr. Richard Salvador, the former global head of Preclinical Development at Hoffmann La Roche, Inc. became Chairman of the Board of Directors and Dr. Garland, who has led the company’s drug discovery and development effort, became the CEO.

AngioGenex took important steps to satisfy its near term corporate finance needs and to meet its future capital formation goals.  The Company raised a modest amount of equity capital from new and existing shareholders to fund the AGX51 pilot studies, and it retained Griffin Securities LLC, an investment banking firm specializing in early stage biotechnology companies. Working with Griffin, the Company has identified a number of potential corporate partners and investors to support the clinical development of its drugs.

Dr. Garland set out the Company’s principal goals for 2009 as follows: “We will conduct additional IND-enabling preclinical studies with AGX51 and present findings from these studies at a major cancer meeting in 2009. The new studies will include expanded safety and additional anti-tumor testing of AGX51 in animals as well as further exploration of the feasibility of use of our companion diagnostic for theranostic purposes. Our goal is to file an IND on AGX51 and to initiate human testing within the next twelve to eighteen months. AngioGenex also plans to recruit at least one new Board member who can help guide the Company’s effort to raise additional capital and move its program forward. Raising capital to fund our drug development work will continue to be a central focus of effort in 2009.”

Company Profile:

AngioGenex, Inc. is actively engaged in the discovery, acquisition and development of anti-cancer molecules that act by inhibiting either the Id genes or proteins to prevent the formation of new blood vessels into tumors (angiogenesis).  The Company’s technology is based on the research of Dr. Robert Benezra and his colleagues at the Memorial Sloan Kettering Cancer Center (MSKCC) in New York City who established that activation of the Id genes is required for the formation of new blood vessels into tumors, allowing tumors to grow and metastasize. Dr. Benezra demonstrated that the absence of the Id genes in animals results in a highly significant inhibition of tumor growth and a reduction in the size of mature tumors. The research of Dr. Benezra on the role of the Id genes in tumor formation has been widely recognized for its important therapeutic implications.

    This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of AngioGenex to raise subsequent, substantial additional financing, to complete clinical development of AngioGenex products, and the ability of the Company to successfully develop and market AngioGenex products and technologies. These statements represent the judgment of management as of this date and are subject to risks and uncertainties that could materially affect the Company. AngioGenex undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect recent events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.